Exhibit 99.1

SpartanNash Announces Second Quarter Fiscal 2020 Financial Results

Second Quarter Net Sales Increase 9.4% to $2.18 billion

Reports Second Quarter Retail Comparable Store Sales of 17.1%

Generates EPS of $0.80; Adjusted EPS Increases 115% to $0.73

Improves Leverage Through Pay Down of Over $40 Million in Long-Term Debt

Raises Fiscal Year 2020 Outlook

GRAND RAPIDS, MICHIGAN – August 12, 2020 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for its 12-week second quarter ended July 11, 2020.

Second Quarter Fiscal 2020 Highlights

•	Net sales growth of 9.4% to $2.18 billion from $2.00 billion in the prior year quarter, representing the seventeenth consecutive quarter of growth.
•	Retail comparable store sales of 17.1% were positive for the fourth consecutive quarter, representing a continuation of trends driven by increased consumer demand related to the COVID-19 pandemic.
•	EPS of $0.80 per share, compared to a loss of $0.19 per share in the prior year quarter; adjusted EPS of $0.73 per share, an increase of 115% over the prior year quarter.
•	Adjusted EBITDA increase of 33.5%, to $59.2 million from $44.3 million in the prior year quarter.
•	Cash generated from operating activities of $69.0 million during the second quarter, leading to an over $40 million pay down of long-term debt.
•	Raised full year adjusted EPS outlook to a range of $2.40 to $2.60 per share, and full year reported EPS outlook to a range of $2.13 to $2.41 per share.

“The strength and resiliency of our team was demonstrated by their ability to continue to execute in a dynamic operating environment as they supported the surge in consumer demand related to the COVID-19 pandemic, which enabled us to exceed our financial expectations for the second quarter,” said Dennis Eidson, Interim President and Chief Executive Officer. “We are pleased with the collaboration across our organization and our ability to respond to the challenges associated with this incremental demand, while remaining focused on our priority of ensuring the wellbeing and safety of our associates and customers. Based on our strong year-to-date results and expectations for the remainder of the fiscal year, we are raising our full year guidance.”

Consolidated net sales for the second quarter increased $188.2 million, or 9.4%, to $2.18 billion from $2.00 billion in the prior year quarter. The increase in net sales was generated through higher sales attributable to increased consumer demand related to COVID-19 in the Retail and Food Distribution segments, as well as continued growth with existing Food Distribution customers.

Gross profit for the second quarter of fiscal 2020 was $338.4 million, or 15.5% of net sales, compared to $289.0 million, or 14.5% of net sales, in the prior year quarter. The improvement in gross profit rate was primarily driven by an increase in Retail segment sales, which traditionally generate higher margin rates, in proportion to total Company sales, as well as reduced levels of inventory shrink in the Retail segment.

Reported operating expenses for the second quarter were $304.4 million, or 13.9% of net sales, compared to $281.6 million, or 14.1% of net sales, in the prior year quarter. The decrease in expenses as a rate of sales compared to the prior year quarter was due to a decrease in restructuring charges, lower health insurance costs, and increased leverage of expenses from higher sales volume, particularly retail store labor and certain fixed costs.  This decrease was partially offset by significant increases in incentive compensation due to improved overall Company performance, as well as increases in supply chain expenses as a rate to sales. The Company incurred direct costs associated with the COVID-19 pandemic, including additional compensation for frontline associates and increased cleaning and sanitation frequency within all operating locations. Incremental direct labor costs included appreciation bonuses and an additional $2 per hour for frontline workers for a portion of the quarter. Sanitation costs included additional cleaning of high-touch surfaces, fogging of distribution locations and providing masks and gloves to associates.

The Company reported operating earnings of $34.0 million compared to $7.4 million in the prior year quarter. The increase was attributable to the changes in margin and operating expenses mentioned above, primarily resulting from increased sales volume. Adjusted operating earnings(1) were $37.7 million compared to $23.5 million in the prior year quarter and are adjusted for the items detailed in Table 3.

Interest expense decreased $5.0 million from the prior year quarter due to multiple rate cuts implemented by the Federal Reserve during 2019 and in early 2020, as well as the Company’s pay down of the debt balance made possible by higher earnings and lower investment in working capital.

The Company reported earnings from continuing operations of $28.5 million, or $0.80 per diluted share, compared to a loss from continuing operations of $6.8 million, or $0.19 per diluted share, in the prior year quarter. The improvement reflects the operating earnings changes noted above and lower interest expense, as well as tax benefits associated with the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.

Adjusted earnings from continuing operations(2) for the second quarter were $26.1 million, or $0.73 per diluted share. Adjusted earnings from continuing operations for the prior year quarter were $12.2 million, or $0.34 per diluted share. In addition to the items noted above, adjusted earnings from continuing operations exclude tax benefits associated with the CARES Act. A reconciliation of reported earnings from continuing operations to adjusted earnings from continuing operations is included at Table 4.

Adjusted EBITDA(3) increased $14.9 million, or 33.5%, to $59.2 million compared to $44.3 million in the prior year quarter due to factors mentioned above.

Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure, prepared and presented in accordance with GAAP.

Segment Financial Results

Food Distribution

Net sales for Food Distribution increased $154.5 million, or 16.5%, to $1.09 billion from $0.94 billion in the prior year quarter. The increase was due to incremental volume associated with increased consumer demand related to COVID-19, as well as sales growth with existing customers.

Reported operating earnings for Food Distribution were $14.4 million compared to $0.3 million in the prior year quarter. The increase in reported operating earnings was due to asset impairment charges associated with changes to the Fresh Production business in the prior year quarter, a current year quarter increase in sales volume associated with the impacts of COVID-19, as well as cycling prior year operational losses in the Fresh Production business. These increases in operating earnings were largely offset by higher incentive compensation and a higher rate of supply chain expenses, including additional compensation for frontline workers and additional sanitation measures. Second quarter adjusted operating earnings(1) were $17.9 million compared to $16.8 million in the prior year quarter. Adjusted operating earnings exclude asset impairment charges in both years and the allocation of one-time costs associated with Project One Team in the prior year quarter.

Retail

Net sales for Retail increased $61.3 million, or 10.8%, to $631.3 million from $570.0 million in the prior year quarter primarily due to incremental sales volume associated with increased consumer demand related to COVID-19, as discussed above. Comparable store sales of 17.1% were partially offset by the impact of lower fuel prices and gallons sold, as well as store closures. During the quarter, the Company experienced more than 300% growth in eCommerce and realized growth of over 24% in private label sales.

Reported operating earnings for Retail were $24.5 million compared to $8.7 million in the prior year quarter. The increase in reported operating earnings was due to the increase in sales volume, improvements in margin rates, including inventory shrink, as well as favorable variances in both labor rates and health insurance costs. These favorable variances were partially offset by higher incentive compensation and incremental compensation for frontline workers. Adjusted operating earnings(1) were $24.7 million compared to $8.2 million in the prior year quarter and exclude restructuring costs in the current year and restructuring gains and merger/acquisition and integration expenses in the prior year quarter.

Military Distribution

Net sales for Military Distribution decreased $27.6 million, or 5.6%, to $463.0 million from $490.6 million in the prior year quarter. Growth in export sales were more than offset by the impact of domestic base access and commissary shopping restrictions associated with COVID-19, which led to an overall decline of over 10% for the Defense Commissary Agency as a whole.

The reported operating loss for Military Distribution was $4.9 million compared to $1.6 million in the prior year quarter. The change was driven by increases in the rate of supply chain expenses, including additional compensation for frontline workers and additional sanitation measures, partially offset by improved margin rates. Adjusted operating loss(1) was $4.9 million compared to a loss of $1.5 million in the prior year quarter.  Adjusted operating loss excludes the allocation of one-time costs associated with Project One Team in the prior year quarter.

Balance Sheet and Cash Flow

Cash flows provided by operating activities for the first half of fiscal 2020 were $198.2 million compared to $103.8 million in the prior year. The increase was due to reductions in working capital and improved profitability. The Company generated $167.6 million in free cash flow(4) in the first half of fiscal 2020 compared to $72.1 million in the prior year. The Company reduced net long-term debt(5) by $141.3 million during the first half of fiscal 2020, including net payments of over $40 million in the second quarter. These reductions, combined with increased profitability, resulted in an improvement in the Company’s net long-term debt to adjusted EBITDA ratio over this period from 3.7x to 2.5x, which is calculated on a trailing thirteen period basis.

Capital expenditures and IT capital(6) totaled $35.6 million in the first half of fiscal 2020 compared to $31.8 million in the first half of the prior year.

During the first half of fiscal 2020, the Company declared $13.9 million in quarterly cash dividends equal to $0.1925 per common share. The Company also repurchased 860,752 shares for a total of $10.0 million in the first half of fiscal 2020, an average price of $11.62 per share.

Outlook

For the 53-week fiscal year ending January 2, 2021, the Company continues to expect to benefit from higher consumer food-at-home consumption related to the effects of COVID-19, however, the duration and magnitude of the impact remain uncertain.  Given this uncertainty, the Company is unable to fully estimate the impact COVID-19 will have on sales for the remainder of 2020, although it believes sales will materially exceed its initial 2020 guidance. The Company is updating its annual outlook, from what was previously provided on May 27, 2020, to reflect actual year-to-date financial results, as well as expectations for the remainder of the fiscal year related to earnings trends. Specifically, these updates include incremental adjusted earnings per share from continuing operations for the COVID-19 impact experienced to-date, as well as an estimate of the impact for the remainder of fiscal 2020.

For fiscal year 2020, the Company now anticipates adjusted earnings per share from continuing operations(7) of approximately $2.40 to $2.60 compared to its prior projection of $1.85 to $2.00. Reported earnings per share from continuing operations are expected to range from $2.13 to $2.41 compared to its prior projection of $1.48 to $1.81.

The Company now expects fiscal 2020 adjusted EBITDA of $232 million to $242 million compared to its prior guidance of $205 million to $215 million, consistent with the Company’s projected increases in operating earnings.

The Company's guidance continues to reflect capital expenditures and IT capital in the range of $80.0 million to $90.0 million for fiscal year 2020.  Depreciation and amortization are expected to range from $88.0 million to $92.0 million for the fiscal year. Interest expense is now expected to range from $17.5 million to $18.5 million in fiscal 2020. The Company’s guidance reflects an adjusted effective tax rate of 23.5% to 24.5% and a reported effective tax rate of 14.0% to 15.0%.

The Board of Directors continues to be engaged in a comprehensive process to identify the Company’s next Chief Executive Officer. As previously disclosed, on August 4, 2020 the Company extended the term of the agreement with Mr. Eidson to serve as Interim President and CEO for up to an additional 90 days.

Conference Call

A telephone conference call to discuss the Company’s first quarter 2020 financial results is scheduled for Thursday, August 13, 2020 at 8:00 a.m. ET. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as operating a premier fresh produce distribution network. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Bahrain, Djibouti and Egypt. SpartanNash currently operates 155 supermarkets, primarily under the banners of Family Fare, Martin's Super Markets, D&W Fresh Market, VG's Grocery and Dan's Supermarket. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words “outlook,” “believe,” “anticipates,” “continue,” “expects,” “guidance,” “trend,” “on track,” “encouraged” or “plan” or similar expressions. The statements in the “Outlook” section of this press release are inherently forward looking. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties include, but are not limited to, disruption associated with the COVID-19 pandemic and the Company's ability to compete in the highly competitive grocery distribution, retail grocery, and military distribution industries. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(1) A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided in Table 3 below.

(2) A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations, a non-GAAP financial measure, is provided in Table 4 below.

(3) A reconciliation of net earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided in Table 2 below.

(4) A reconciliation of net cash provided by operating activities to free cash flow, a non-GAAP financial measure, is provided in Table 6 below.

(5) A reconciliation of long-term debt and finance lease obligations to net long-term debt, a non-GAAP financial measure, is provided in Table 5 below.

(6) A reconciliation of purchases of property and equipment to capital expenditures and IT capital, a non-GAAP financial measure, is provided in Table 7 below.

(7) A reconciliation of projected earnings per share from continuing operations to adjusted earnings per share from continuing operations, a non-GAAP financial measure, is provided in Table 8 below.

Investor Contacts:	Mark Shamber	Chief Financial Officer and Executive Vice President	(616) 878-8023
	Katie Turner	Partner, ICR	(646) 277-1228

Media Contact:	Meredith Gremel	Vice President Corporate Affairs and Communications	(616) 878-2830

– More –

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
	July 11,	July 13,	July 11,	July 13,
(In thousands, except per share amounts)	2020	2019	2020	2019
Net sales	$2,184,101	$1,995,929	$5,040,557	$4,538,304
Cost of sales	1,845,727	1,706,922	4,278,616	3,871,568
Gross profit	338,374	289,007	761,941	666,736

Operating expenses
Selling, general and administrative	300,727	266,474	692,027	626,874
Merger/acquisition and integration	—	582	—	1,364
Restructuring charges and asset impairment	3,675	14,581	13,912	8,919
Total operating expenses	304,402	281,637	705,939	637,157

Operating earnings	33,972	7,370	56,002	29,579

Other expenses and (income)
Interest expense	3,650	8,696	11,288	20,577
Postretirement benefit expense (income)	101	8,821	(698)	9,456
Other, net	(164)	(439)	(406)	(891)
Total other expenses, net	3,587	17,078	10,184	29,142

Earnings (loss) before income taxes and discontinued operations	30,385	(9,708)	45,818	437
Income tax expense (benefit)	1,918	(2,941)	1,949	(317)
Earnings (loss) from continuing operations	28,467	(6,767)	43,869	754

Loss from discontinued operations, net of taxes	—	(47)	—	(99)
Net earnings (loss)	$28,467	$(6,814)	$43,869	$655

Basic and diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.80	$(0.19)	$1.22	$0.02
Loss from discontinued operations	—	—	—	—
Net earnings (loss)	$0.80	$(0.19)	$1.22	$0.02

Weighted average shares outstanding:
Basic	35,706	36,323	35,972	36,208
Diluted	35,707	36,323	35,973	36,208

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	July 11,	December 28,
(In thousands)	2020	2019
Assets
Current assets
Cash and cash equivalents	$34,645	$24,172
Accounts and notes receivable, net	374,394	345,320
Inventories, net	552,379	537,212
Prepaid expenses and other current assets	75,219	58,775
Property and equipment held for sale	22,038	31,203
Total current assets	1,058,675	996,682

Property and equipment, net	562,806	615,816
Goodwill	181,035	181,035
Intangible assets, net	127,320	130,434
Operating lease assets	266,765	268,982
Other assets, net	99,948	82,660

Total assets	$2,296,549	$2,275,609

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$489,412	$405,370
Accrued payroll and benefits	84,444	59,680
Other accrued expenses	54,629	51,295
Current portion of operating lease liabilities	43,398	42,440
Current portion of long-term debt and finance lease liabilities	5,489	6,349
Total current liabilities	677,372	565,134

Long-term liabilities
Deferred income taxes	57,681	43,111
Operating lease liabilities	260,770	267,350
Other long-term liabilities	39,269	30,272
Long-term debt and finance lease liabilities	552,206	682,204
Total long-term liabilities	909,926	1,022,937

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 35,842 and 36,351 shares outstanding	483,484	490,233
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(1,500)	(1,600)
Retained earnings	227,267	198,905
Total shareholders’ equity	709,251	687,538

Total liabilities and shareholders’ equity	$2,296,549	$2,275,609

SPARTANNASH COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	28 Weeks Ended
(In thousands)	July 11, 2020	July 13, 2019
Cash flow activities
Net cash provided by operating activities	$198,248	$103,836
Net cash used in investing activities	(21,844)	(102,609)
Net cash (used in) provided by financing activities	(165,931)	267
Net cash used in discontinued operations	—	(130)
Net increase in cash and cash equivalents	10,473	1,364
Cash and cash equivalents at beginning of the period	24,172	18,585
Cash and cash equivalents at end of the period	$34,645	$19,949

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings (Loss) by Segment

(Unaudited)

	12 Weeks Ended				28 Weeks Ended
(In thousands)	July 11, 2020		July 13, 2019		July 11, 2020		July 13, 2019
Food Distribution Segment:
Net sales	$1,089,861	49.9%	$935,383	46.9%	$2,459,357	48.8%	$2,104,621	46.4%
Operating earnings	14,409		272		25,799		24,864
Retail Segment:
Net sales	631,257	28.9%	569,975	28.6%	1,413,824	28.0%	1,271,742	28.0%
Operating earnings (loss)	24,453		8,701		37,098		7,875
Military Segment:
Net sales	462,983	21.2%	490,571	24.5%	1,167,376	23.2%	1,161,941	25.6%
Operating loss	(4,890)		(1,603)		(6,895)		(3,160)
Total:
Net sales	$2,184,101	100.0%	$1,995,929	100.0%	$5,040,557	100.0%	$4,538,304	100.0%
Operating earnings	33,972		7,370		56,002		29,579

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”), adjusted operating earnings, adjusted earnings from continuing operations, total net long-term debt, free cash flow and projected adjusted earnings per diluted share from continuing operations. These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude “Fresh Cut operating losses” subsequent to the decision to exit these operations during the first quarter, severance associated with cost reduction initiatives , and fees paid to a third-party advisory firm associated with Project One Team, the Company’s initiative to drive growth while increasing efficiency and reducing costs. Pension termination income related to a refund from the annuity provider associated with the final reconciliation of participant data is excluded from adjusted earnings from continuing operations. These items are considered “non-operational” or “non-core” in nature. Prior year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude costs associated with organizational realignment, which include significant changes to the Company’s management team. Also excluded are the fees paid to a third-party advisory firm associated with Project One Team, the Company’s initiative to drive growth while increasing efficiency and reducing costs. Pension termination costs, primarily related to non-operating settlement expense associated with the distribution of pension assets, are excluded from adjusted earnings from continuing operations, and to a lesser extent adjusted operating earnings.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 11, 2020	July 13, 2019	July 11, 2020	July 13, 2019
Net earnings (loss)	$28,467	$(6,814)	$43,869	$655
Loss from discontinued operations, net of tax	—	47	—	99
Income tax expense (benefit)	1,918	(2,941)	1,949	(317)
Other expenses, net	3,587	17,078	10,184	29,142
Operating earnings	33,972	7,370	56,002	29,579
Adjustments:
LIFO expense	1,187	1,068	2,771	2,493
Depreciation and amortization	20,097	20,529	47,753	47,161
Merger/acquisition and integration	—	582	—	1,364
Restructuring, asset impairment and other charges	3,675	14,581	13,912	8,919
Fresh Cut operating losses	—	—	2,262	—
Stock-based compensation	1,905	715	4,148	6,098
Non-cash rent	(1,199)	(1,516)	(2,793)	(3,434)
Costs associated with Project One Team	—	810	493	5,428
Organizational realignment costs	—	19	—	877
Severance associated with cost reduction initiatives	(75)	80	5,081	442
(Gain) loss on disposal of assets	(484)	63	3,427	61
Other non-cash charges (gains)	99	11	99	(7)
Adjusted EBITDA	$59,177	$44,312	$133,155	$98,981

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation

and Amortization, continued

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 11, 2020	July 13, 2019	July 11, 2020	July 13, 2019
Food Distribution:
Operating earnings	$14,409	$272	$25,799	$24,864
Adjustments:
LIFO expense	594	527	1,389	1,230
Depreciation and amortization	6,965	7,744	17,148	17,977
Merger/acquisition and integration	—	—	—	(130)
Restructuring, asset impairment and other charges	3,462	16,024	12,684	9,681
Fresh Cut operating losses	—	—	2,262	—
Stock-based compensation	997	341	2,002	3,017
Non-cash rent	36	149	94	206
Costs associated with Project One Team	—	429	265	2,877
Organizational realignment costs	—	10	—	465
Severance associated with cost reduction initiatives	(37)	37	3,143	361
(Gain) loss on disposal of assets	(521)	11	1,619	6
Other non-cash charges	53	11	51	11
Adjusted EBITDA	$25,958	$25,555	$66,456	$60,565
Retail:
Operating earnings	$24,453	$8,701	$37,098	$7,875
Adjustments:
LIFO expense	258	257	601	601
Depreciation and amortization	10,325	10,049	24,081	22,851
Merger/acquisition and integration	—	582	—	1,494
Restructuring charges (gains) and asset impairment	213	(1,443)	1,228	(762)
Stock-based compensation	642	250	1,392	2,103
Non-cash rent	(1,150)	(1,573)	(2,684)	(3,426)
Costs associated with Project One Team	—	275	164	1,845
Organizational realignment costs	—	6	—	298
Severance associated with cost reduction initiatives	(19)	43	1,432	72
Loss on disposal of assets	66	51	1,871	88
Other non-cash charges (gains)	34	(8)	34	(31)
Adjusted EBITDA	$34,822	$17,190	$65,217	$33,008
Military:
Operating loss	$(4,890)	$(1,603)	$(6,895)	$(3,160)
Adjustments:
LIFO expense	335	284	781	662
Depreciation and amortization	2,807	2,736	6,524	6,333
Stock-based compensation	266	124	754	978
Non-cash rent	(85)	(92)	(203)	(214)
Costs associated with Project One Team	—	106	64	706
Organizational realignment costs	—	3	—	114
Severance associated with cost reduction initiatives	(19)	—	506	9
(Gain) loss on disposal of assets	(29)	1	(63)	(33)
Other non-cash charges	12	8	14	13
Adjusted EBITDA	$(1,603)	$1,567	$1,482	$5,408

Notes: Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 11, 2020	July 13, 2019	July 11, 2020	July 13, 2019
Operating earnings	$33,972	$7,370	$56,002	$29,579
Adjustments:
Merger/acquisition and integration	—	582	—	1,364
Restructuring, asset impairment and other	3,675	14,581	13,912	8,919
Fresh Cut operating losses	—	—	2,262	—
Costs associated with Project One Team	—	810	493	5,428
Organizational realignment costs	—	19	—	877
Expenses associated with tax planning	97	—	97	—
Pension termination	—	20	—	20
Severance associated with cost reduction initiatives	(75)	80	5,081	442
Adjusted operating earnings	$37,669	$23,462	$77,847	$46,629
Reconciliation of operating earnings (loss) to adjusted operating earnings (loss) by segment:
Food Distribution:
Operating earnings	$14,409	$272	$25,799	$24,864
Adjustments:
Merger/acquisition and integration	—	—	—	(130)
Restructuring, asset impairment and other	3,462	16,024	12,684	9,681
Fresh Cut operating losses	—	—	2,262	—
Costs associated with Project One Team	—	429	265	2,877
Organizational realignment costs	—	10	—	465
Expenses associated with tax planning	52	—	52	—
Pension termination	—	11	—	11
Severance associated with cost reduction initiatives	(37)	37	3,143	361
Adjusted operating earnings	$17,886	$16,783	$44,205	$38,129
Retail:
Operating earnings	$24,453	$8,701	$37,098	$7,875
Adjustments:
Merger/acquisition and integration	—	582	—	1,494
Restructuring charges (gains) and asset impairment	213	(1,443)	1,228	(762)
Costs associated with Project One Team	—	275	164	1,845
Organizational realignment costs	—	6	—	298
Expenses associated with tax planning	32	—	32	—
Pension termination	—	7	—	7
Severance associated with cost reduction initiatives	(19)	43	1,432	72
Adjusted operating earnings	$24,679	$8,171	$39,954	$10,829
Military:
Operating loss	$(4,890)	$(1,603)	$(6,895)	$(3,160)
Adjustments:
Costs associated with Project One Team	—	106	64	706
Organizational realignment costs	—	3	—	114
Expenses associated with tax planning	13	—	13	—
Pension termination	—	2	—	2
Severance associated with cost reduction initiatives	(19)	—	506	9
Adjusted operating loss	$(4,896)	$(1,492)	$(6,312)	$(2,329)

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended
	July 11, 2020		July 13, 2019
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Earnings (loss) from continuing operations	$28,467	$0.80	$(6,767)	$(0.19)
Adjustments:
Merger/acquisition and integration	—		582
Restructuring, asset impairment and other	3,675		14,581
Costs associated with Project One Team	—		810
Organizational realignment costs	—		19
Severance associated with cost reduction initiatives	(75)		80
Expenses associated with tax planning	97		—
Pension termination	—		8,998
Total adjustments	3,697		25,070
Income tax effect on adjustments (a)	(903)		(6,112)
Impact of CARES Act (b)	(5,165)		—
Total adjustments, net of taxes	(2,371)	(0.07)	18,958	0.53	*
Adjusted earnings from continuing operations	$26,096	$0.73	$12,191	$0.34

	28 Weeks Ended
	July 11, 2020		July 13, 2019
		per diluted		per diluted
(In thousands, except per share amounts)	Earnings	share	Earnings	share
Earnings from continuing operations	$43,869	$1.22	$754	$0.02
Adjustments:
Merger/acquisition and integration	—		1,364
Restructuring, asset impairment and other	13,912		8,919
Fresh Cut operating losses	2,262		—
Costs associated with Project One Team	493		5,428
Organizational realignment costs	—		877
Severance associated with cost reduction initiatives	5,081		442
Expenses associated with tax planning	97		—
Pension termination	(1,004)		9,351
Total adjustments	20,841		26,381
Income tax effect on adjustments (a)	(4,997)		(6,416)
Impact of CARES Act (b)	(9,510)		—
Total adjustments, net of taxes	6,334	0.18	19,965	0.55
Adjusted earnings from continuing operations	$50,203	$1.40	$20,719	$0.57
* Includes rounding

(a)	The income tax effect on adjustments is computed by applying the applicable tax rate to the adjustments.
(b)

Represents tax impacts attributable to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act and related tax planning, primarily related to additional deductions and the utilization of net operating loss carrybacks.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Finance Lease Obligations to Net Long-Term Debt

(A Non-GAAP Financial Measure)

(Unaudited)

	July 11,	December 28,
(In thousands)	2020	2019
Current portion of long-term debt and finance lease liabilities	$5,489	$6,349
Long-term debt and finance lease liabilities	552,206	682,204
Total debt	557,695	688,553
Cash and cash equivalents	(34,645)	(24,172)
Net long-term debt	$523,050	$664,381

Notes: Net long-term debt is a non-GAAP financial measure that is defined as long-term debt and finance lease obligations plus current maturities of long-term debt and finance lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Net long-term debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(A Non-GAAP Financial Measure)

(Unaudited)

	28 Weeks Ended
(In thousands)	July 11, 2020	July 13, 2019
Net cash provided by operating activities	$198,248	$103,836
Less:
Purchases of property and equipment	30,609	31,771
Free cash flow	$167,639	$72,065

Notes: Free cash flow is a non-GAAP financial measure calculated by subtracting capital expenditures from cash flows provided by operating activities, the most directly comparable GAAP measure. The Company believes it is a useful indicator of liquidity that provides information to both management and investors about the amount of cash generated from operations that, after capital expenditures, can be used for strategic business objectives, including the repayment of long-term debt. Free cash flow is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 7: Reconciliation of Purchases of Property and Equipment to Capital Expenditures and IT Capital

(A Non-GAAP Financial Measure)

(Unaudited)

	28 Weeks Ended
(In thousands)	July 11, 2020	July 13, 2019
Purchases of property and equipment	$30,609	$31,771
Plus:
Cloud computing spend	4,970	—
Capital expenditures and IT capital	$35,579	$31,771

Notes: Capital expenditures and IT capital is a non-GAAP financial measure calculated by adding spending related to the development of cloud computing applications spend to capital expenditures, the most directly comparable GAAP measure. Cloud computing spend only includes costs incurred during the application development phase and does not include ongoing costs of hosting or maintenance associated with these applications, which are expensed as incurred. The Company believes it is a useful indicator of the Company’s investment in its facilities and systems as it transitions to more cloud-based IT systems. Capital expenditures and IT capital is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 8: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	53 Weeks Ending January 2, 2021
	Low	High
Earnings from continuing operations	$2.13	$2.41
Adjustments, net of taxes:
Merger/acquisition and integration expenses	0.06	0.01
Costs associated with Project One Team	0.01	0.01
Pension termination	(0.02)	(0.02)
Restructuring and asset impairment	0.32	0.29
Severance associated with cost reduction initiatives	0.11	0.11
Fresh Cut operating losses	0.05	0.05
Impact of CARES Act	(0.26)	(0.26)
Adjusted earnings from continuing operations	$2.40	$2.60